EXHIBIT 10.13

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of August 1, 2002, by and between Charles O. Dunn ("Executive") and Mississippi Chemical Corporation ("Company"), a corporation organized and existing under the laws of the State of Mississippi, and is intended to amend, restate and supersede, in its entirety, that certain Severance Agreement between Mississippi Chemical Corporation and Executive, initially effective as of July 29, 1996.

     The Company has determined that Executive is a key manager of the Company and that Executive's performance, the Company's ability to retain Executive in its employment, and Executive's impartial assistance to the Company's Board of Directors in the evaluation of any potential merger, acquisition, sales, financing or other transactions will be significantly enhanced by this Agreement.

     1.     Defined Terms.

             Unless otherwise indicated, capitalized terms used in this Agreement shall have the meanings set forth herein or in Schedule A attached hereto and incorporated herein.

     2.     Employment Terms.

             a.     Position. For the duration of the Employment Term, the Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, as its President and Chief Executive Officer or in such other capacity or capacities as are, from time to time, mutually agreed upon by Executive and the Company, all subject to the terms and conditions set forth herein. Notwithstanding the foregoing, the provisions of this Agreement relating to a Change of Control shall remain in effect for as long as Executive is employed by Company and shall, if in effect on the date of a Change of Control, remain in effect for at least three (3) years following such Change of Control, and such additional time as may be necessary to give effect to the terms of this Agreement.

             b.     Duties and Reporting. Executive's duties and responsibilities will be those assigned to him, from time to time, by the Company and, unless otherwise mutually agreed between the Company and Executive, will include such duties as are of the type and nature normally assigned to executives in a similar position in a corporation of the size, type and stature of the Company.

             c.     Full Attention. During the Employment Term, Executive will devote his full time, attention and energies to the business of the Company and will not, without disclosure to the chairman of the Board of Directors and to the chairman of the Compensation Committee of the Board of Directors, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing and so long as Executive's ability to devote his full time, attention and energies to the business of the Company is not impaired, Executive will not be prevented from (i) engaging in any civic or charitable activity for which Executive receives no compensation or other pecuniary advantage, (ii) investing his personal assets and participating in businesses which do not compete with the Company, or (iii) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive's owning beneficially at any time five percent (5%) or more of the equity securities of any corporation engaged in a business competitive with that of the Company.

             d.     Base Salary. The Company shall pay Executive an annual base salary equal to his annual base salary in effect as of the Effective Date, or as subsequently increased, from time to time, by the Company in its sole discretion (Executive's "Base Salary"). Executive's Base Salary may not be reduced at any time during the Employment Term unless such reduction is part of a reduction in pay uniformly applicable to all similarly situated employees of the Company. Executive's Base Salary will be prorated and paid in equal installments and will be reviewed by the Company no less often than annually.

             e.     Benefits. During the Employment Term, Executive shall participate in such benefit plans, policies, and programs as may be maintained from time to time by the Company and for which Executive is eligible, whether the same are for the benefit of all employees or for the benefit of employees similarly situated to Executive, including, without limitation, any profit sharing, bonus, life insurance, defined contribution and defined benefit pension plans, and group medical, dental and other welfare benefit plans. Any such benefits and Executive's eligibility therefor shall be determined in accordance with the specific terms and conditions of the documents evidencing any such benefit plans, policies, and programs, as adopted or amended by the Company from time to time.

             f.     Reimbursement. The Company will reimburse Executive for such reasonable and necessary expenses as are incurred in carrying out his duties hereunder, consistent with the Company's then current reimbursement policy. The Company's obligation to reimburse Executive is contingent upon the presentment by Executive of documentation required by the Company.

     3.     Termination Payments to Executive.

             Subject to the terms of Sections 4, 5 and 6 below, in the event of the termination of Executive's employment with the Company during the Employment Term (as it may have been) extended or following a Change of Control, Executive will be paid the amounts and benefits set forth below except as provided elsewhere in this Section 3:

             a.     Executive's Death or Disability. If Executive dies or becomes Disabled during the Employment Term, this Agreement and Executive's employment hereunder shall immediately terminate and the Company's obligations hereunder shall automatically cease. In such event, the Company will pay to Executive (or his estate) Executive's Base Salary accrued but not yet paid as of his Termination Date, Executive's vacation accrued but not yet used as of the date of his death or Disability, and such other amounts, benefits and assistance as the Company then provides to other employees similarly situated to Executive (or their families) when such employees die or become Disabled while in the employ of the Company. Payment under this Section 3.a will be made in the form of one or more lump sums as soon as practicable after Executive's death or becoming Disabled or as and when such amounts are ascertainable.

             b.     Executive's Termination for Cause. This Agreement and Executive's employment hereunder may be terminated by the Company at any time for Cause. In such event, the Company shall pay to Executive his Base Salary accrued but not yet paid as of his Termination Date and Executive's vacation accrued but not yet used as of his Termination Date, such payment being in a lump sum as soon as practicable after Executive's Termination Date. No additional amount will be paid to Executive except as may be required by law or by the terms of any pension or other benefit plan in which Executive is a participant.

             c.    Termination Without Cause or for Good Reason During the First Year of the Employment Term. Subject to the terms of this Section 3 and Sections 4, 5 and 6 below, if Executive's employment with the Company is terminated (other than in connection with or following a Change of Control) (i) by the Company Without Cause at any time during the First Year of the Employment Term or (ii) by the Executive for Good Reason at any time during the First Year of the Employment Term, the Company will provide to Executive the following:

                     (i)     Executive's Base Salary accrued but not yet paid as of his Termination Date, payable as a lump sum not later than three (3) business days after the Termination Date;

                     (ii)     Executive's vacation accrued but not yet used as of the Termination Date, payable as a lump sum not later than three (3) business days after the Termination Date;

                     (iii)     an amount equal to fifty percent (50%) of Executive's highest Base Salary in effect since the Effective Date hereof, payable as a lump sum not later than three (3) business days after the Termination Date;

                     (iv)     an additional amount equal to fifty percent (50%) of Executive's highest Base Salary in effect since the Effective Date hereof, such amount to be payable in the form of a lump sum not later than nine (9) business days after Executive's execution and delivery (and non-revocation) of the Release;

                     (v)     an amount equal to Executive's Target Bonus, if any, multiplied by a fraction, the numerator of which shall be the number of days Executive was employed by the Company in the fiscal year in which the Termination Date occurs and the denominator of which shall be three hundred sixty-five (365), such amount to be payable in the form of a lump sum not later than three (3) business days after such amount is ascertainable;

                    (vi)     twelve (12) months of premiums (determined by the Company in accordance with its Consolidated Omnibus Budget Reconciliation Act ("COBRA") continuation procedures) under the Company's group medical and dental plans at the highest level provided to Executive since the Effective Date hereof, such amount to be payable in the form of a lump sum not later than nine (9) business days after Executive's execution and delivery (and non-revocation) of the Release;

                    (vii)     the Company will, at its own expense and until the first anniversary of the Termination Date, provide Executive with life insurance, disability and accidental death and dismemberment benefits at the highest level provided to Executive since the Effective Date hereof, provided that Executive has executed and delivered to the Company (and not revoked) the Release; and

                    (viii)     the Company will, for a period of eighteen (18) months after the Termination Date, reimburse all reasonable expenses incurred by Executive for professional outplacement services by qualified consultants selected by Executive, provided that Executive has executed and delivered to the Company (and not revoked) the Release.

             d.     Termination Without Cause or for Good Reason During the Second Year of the Employment Term. Subject to the terms of this Section 3 and Sections 4, 5 and 6 below, if Executive's employment with the Company is terminated (other than in connection with or following a Change of Control) (i) by the Company Without Cause at any time during the Second Year of the Employment Term or (ii) by Executive for Good Reason at any time during the Second Year of the Employment Term, the Company will provide to Executive the following:

                    (i)     Executive's Base Salary accrued but not yet paid as of his Termination Date, payable as a lump sum not later than three (3) business days after the Termination Date;

                    (ii)     Executive's vacation accrued but not yet used as of the Termination Date, payable as a lump sum not later than three (3) business days after the Termination Date;

                    (iii)     an amount equal to one-twelfth (1/12) of fifty percent (50%) of Executive's highest Base Salary in effect since the Effective Date hereof, multiplied by the number of calendar months remaining in the Second Year of the Employment Term, including the calendar month in which the Termination Date occurs, payable as a lump sum not later than three (3) business days after the Termination Date;

                    (iv)     an additional amount equal to one-twelfth (1/12) of fifty percent (50%) of Executive's highest Base Salary in effect since the Effective Date hereof, multiplied by the number of calendar months remaining in the Second Year of the Employment Term (including the calendar month in which the Termination Date occurs), payable in the form of a lump sum not later than nine (9) business days after Executive's execution and delivery (and non-revocation) of the Release;

                    (v)     an amount equal to Executive's Target Bonus, if any, multiplied by a fraction, the numerator of which shall be the number of days Executive was employed by the Company in the fiscal year in which the Termination Date occurs and the denominator of which shall be three hundred sixty-five (365), such amount to be payable in the form of a lump sum not later than three (3) business days after such amount is ascertainable;

                    (vi)     monthly premiums (determined by the Company in accordance with its Consolidated Omnibus Budget Reconciliation Act ("COBRA") continuation procedures) under the Company's group medical and dental plans at the highest level provided to Executive since the Effective Date hereof, multiplied by the number of calendar months remaining in the Second Year of the Employment Term (including the calendar month in which the Termination Date occurs), such amount to be payable in the form of a lump sum not later than nine (9) business days after Executive's execution and delivery (and non-revocation) of the Release;

                   (vii)     the Company will, at its own expense for the remainder of the Second Year of the Employment Term, provide Executive with life insurance, disability and accidental death and dismemberment benefits at the highest level provided to Executive since the Effective Date hereof, provided that Executive has executed and delivered to the Company (and not revoked) the Release; and

                  (viii)     the Company will, for the remainder of the Second Year of the Employment Term and for six (6) months thereafter, reimburse all reasonable expenses incurred by Executive for professional outplacement services by qualified consultants selected by Executive, provided that Executive has executed and delivered to the Company (and not revoked) the Release.

             e.     Termination Following a Change of Control. Subject to the terms of this Section 3 and Sections 4, 5 and 6 below, if Executive's employment with the Company is terminated (i) by the Company Without Cause at any time within the three (3) years following a Change of Control, (ii) by Executive at any time during the ninety (90) days following a Change of Control or (iii) by Executive for Good Reason at any time within three (3) years following a Change in Control, the Company will provide to Executive the following:

                    (i)     Executive's Base Salary accrued but not yet paid as of his Termination Date, payable as a lump sum not later than three (3) business days after the Termination Date;

                   (ii)     Executive's vacation accrued but not yet used as of the Termination Date, payable as a lump sum not later than three (3) business days after the Termination Date;

                   (iii)     an amount equal to Executive's highest Base Salary in effect since the Effective Date hereof, payable as a lump sum not later than three (3) business days after the Termination Date;

                   (iv)     an additional amount equal to two (2) times Executive's highest Base Salary in effect since the Effective Date hereof, such amount to be payable in the form of a lump sum not later than nine (9) business days after Executive's execution and delivery (and non-revocation) of the Release;

                   (v)     an amount equal to Executive's Target Bonus, if any, multiplied by a fraction, the numerator of which shall be the number of days Executive was employed by the Company in the fiscal year in which the Termination Date occurs and the denominator of which shall be three hundred sixty-five (365), such amount to be payable in the form of a lump sum not later than three (3) business days after such amount is ascertainable;

                   (vi)     thirty-six (36) months of premiums (determined by the Company in accordance with its Consolidated Omnibus Budget Reconciliation Act ("COBRA") continuation procedures) under the Company's group medical and dental plans at the highest level provided to Executive since the Effective Date hereof, such amount to be payable in the form of a lump sum not later than nine (9) business days after Executive's execution and delivery (and non-revocation) of the Release;

                  (vii)     the Company will, at its own expense and until the third anniversary of the Termination Date, provide Executive with life insurance, disability and accidental death and dismemberment benefits at the highest level provided to Executive since the Effective Date hereof, provided that Executive has executed and delivered to the Company (and not revoked) the Release;

                 (viii)     the Company will, until the third anniversary of the Termination Date, reimburse all reasonable expenses incurred by Executive for professional outplacement services by qualified consultants selected by Executive, provided that Executive has executed and delivered to the Company (and not revoked) the Release.

             f.     Continued Benefits. Until the earlier of the third anniversary of the Termination Date or the date on which Executive becomes covered under another group medical plan with no preexisting condition exclusion effective as to the Executive or his spouse or dependents, the Company will allow Executive and his spouse and dependents to purchase medical and/or dental coverage under Company's group medical plan's and dental COBRA continuation coverage procedures (without regard to whether the Executive and his spouse and dependents would be entitled to such continuation coverage for such period of time by law or under such group medical or dental plan); provided, however, that if Executive becomes employed by a new employer which maintains a medical plan (or dental plan) that either (i) does not cover Executive with respect to a preexisting condition which was covered under the Company's group medical plan, or (ii) does not cover Executive for a designated waiting period, Executive's coverage under the Company's group medical plan (or dental plan) shall continue (but shall be limited in the event of non-coverage due to a preexisting condition, to the existence of the preexisting condition itself) until the earlier of the end of the applicable period of non-coverage under the new employer's plan or the third anniversary of the Termination Date.

             g.     Change of Control, Other Agreements. All Change-of-Control provisions applicable to Executive and contained in any plan, program, agreement or arrangement maintained on or after the Effective Date by the Company (including, but not limited to, any stock option, restricted stock, deferred compensation, supplemental benefit or pension plan) shall remain in effect for such period after the date of a Change of Control as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects Executive without Executive's prior written approval.

             h.     Consideration. Executive acknowledges that all or a portion of any amount payable to him pursuant to Sections 3.c(iii), 3.c(v), 3.d(iii), 3.d(v), 3.e(iii) and 3.e(v) hereof (after any reduction under Section 4) is in addition to the amount required by law or otherwise due or payable to Executive under any severance plan of the Company, and that the payment of such additional amount is intended to and shall constitute adequate consideration for Executive's obligations set forth in Sections 5 and 13 hereof. Executive further acknowledges that all or a portion of any amount payable to him pursuant to Sections 3.c(iv), 3.c(vi), 3.c(vii), 3.c(viii), 3.d(iv), 3.d(vi), 3.d(vii), 3.d(viii), 3.e(iv), 3.e(vi), 3.e(vii) and 3.e(viii), hereof (after any reduction under Section 4) is in addition to the amount required by law or otherwise due or payable to Executive under any severance plan of the Company, and that the payment of such additional amount is intended to and shall constitute adequate consideration for Executive's execution and delivery of the Release. Any payment pursuant to Sections 3.c(iv), 3.c(vi), 3.c(vii), 3.c(viii), 3.d(iv), 3.d(vi), 3.d(vii), 3.d(viii), 3.e(iv), 3.e(vi), 3.e(vii) and 3.e(viii) hereof (after any reduction under Section 4) is expressly conditioned on Executive's execution and delivery (and non-revocation) of such Release.

     4.     Payment Limitation.

             a.     Notwithstanding Section 3 above or any other provision of this Agreement or any other agreement, arrangement or plan, in no event shall the Company pay or be obligated to pay the Executive an amount which would be an Excess Parachute Payment except as provided in Section 4.f. below. For purposes of this Agreement, the term "Excess Parachute Payment" shall mean any payment or any portion thereof which would be an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended ("Code"), and would result in the imposition of an excise tax under Section 4999 of the Code, in the opinion of tax counsel selected by the Company, which counsel is reasonably acceptable to the Executive ("Tax Counsel"). In the event it is determined that an Excess Parachute Payment would result if the full payments provided in Section 3 above were made (when added to any other payments or benefits contingent on a change of control under any other agreement, arrangement or plan), the payments due under Sections 3.c(iii) through 3.c(vi), Sections 3.d(iii) through 3.d(vi) or Sections 3.e(iii) through 3.e(vi), whichever are applicable, shall be reduced to the minimum extent necessary to prevent an Excess Parachute Payment; then, if necessary to prevent an Excess Parachute Payment, benefits or payments under any other plan, agreement or arrangement shall be reduced, and then benefits payable under Section 3.f. If it is established pursuant to a final determination of a court or an Internal Revenue Service administrative appeals proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 4.a, a payment (or portion thereof) made is an Excess Parachute Payment, then, the Company shall pay to the Executive an additional amount in cash (a "Gross-Up Payment") equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Executive hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any Excess Parachute Payment, and any state and federal income taxes with respect to the Gross-Up Payment) to be equal to the aggregate after-tax compensation and benefits he would have received as if Sections 280G and 4999 of the Code had not been enacted.

             b.     Subject to the provisions of Section 4.c, the amount of any Gross-Up Payment and the assumptions to be utilized in arriving at such amount, shall be determined by a nationally recognized certified public accounting firm designated by the Company (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to Section 4.a, shall be paid by the Company to the Executive within five (5) days after the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

             c.     Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment. Such notification shall be given no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment. Executive shall not pay the claim prior to the expiration of the thirty (30) day period following the date on which it gives notice to the Company. If the Company notifies Executive in writing prior to the expiration of the period that it desires to contest such claim, Executive shall:

                   (i)     give the Company any information reasonably requested by the Company relating to such claim;

                   (ii)     take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive;

                   (iii)     cooperate with the Company in good faith in order to effectively contest such claim; and

                   (iv)     permit the Company to participate in any proceedings relating to such claim.

                   Without limitation on the foregoing provisions of this Section 4.c, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; provided, further, that if the Company directs Executive to pay any claim and sue for a refund, the Company shall advance the amount of the payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.

             d.     In the event that the Company exhausts its remedies pursuant to Section 4.c and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Payment required and such payment shall be promptly paid by the Company to or for the benefit of Executive.

             e.     If, after the receipt of Executive of an amount advanced by the Company pursuant to Section 4.c, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly after receiving such refund pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 4.c, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

             f.     Notwithstanding the foregoing, the limitation set forth in Section 4.a shall not apply to a Participant if in the opinion of Tax Counsel or the Accounting Firm (i) the total amounts payable to the Participant hereunder and under any other agreement, arrangement or plan as a result of a Change of Control (calculated without regard to the limitation of Section 4.a), reduced by the amount of excise tax imposed on the Executive under Code Section 4999 with respect to all such amounts and reduced by the state and federal income taxes on amounts paid in excess of the limitation set forth in Section 4.a, would exceed (ii) such total amounts payable after application of the limitation of Section 4.a. No Gross-Up Payment shall be made in such case.

     5.     Executive Covenants

             a.     Return of Property. On or as soon as practicable after the Termination Date, Executive shall promptly return to the Company all of the property of the Company in his possession or under his control, wherever located, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information in any form.

             b.     Confidential Information and Non-Solicitation. Executive shall not, without the consent of the Company, disclose to any person, or use to the disadvantage of the Company, any non-public information relating to the Company, including without limitation, any information relating to business plans, marketing plans, sales plans, technical information, methods of doing business, customers, customer contracts, suppliers, costs, prices or Executives of the Company ("Confidential Information"), provided, that nothing contained in this Section 5.b shall prevent Executive from being employed by a competitor of the Company or utilizing Executive's general skills, experience, and knowledge, including those developed while employed by the Company. For one year following Employee's Termination Date, Executive shall not, without the express consent of the Company, solicit or perform services, as an employee, independent contractor, or otherwise, for any person (including affiliates or subsidiaries of that person) that is or was a customer or prospect of the Company during the two (2) year period prior to the Termination Date if Executive solicited business from or performed services for that customer or prospect while employed by Company. For one year following Executive's Termination Date, Executive shall not recruit, hire or help anyone recruit or hire anyone who is then an Executive of the Company or of any of its customers for and/or from whom Executive, within the two (2) year period prior to the Termination Date, performed services or solicited business. If Executive breaches any of these covenants, he shall forfeit all rights under this Agreement and shall be obligated to return to the Company any amounts previously received hereunder (other than payment under Sections 3.a, 3.b, 3.c(i), 3.c(ii), 3.d(i), 3.d(ii), 3.e(i), and 3.e(ii), whichever are applicable).

             c.     Business Reputation. Executive agrees that during the Employment Term and at all times thereafter, he shall refrain from performing any act, engaging in any conduct or course of action or making or publishing an adverse, untrue or misleading statement which has or may reasonably be expected to have the effect of demeaning the name or business reputation of the Company or which adversely affects (or may reasonably be expected to adversely affect) the best interests (economic or otherwise) of the Company. Notwithstanding the foregoing, Executive may make truthful statements to any governmental entity or as required by law.

             d.     Release. In consideration for the protection and benefits provided for under this Agreement, Executive hereby agrees to execute a release similar to the form of Schedule B and acceptable to the Company. Payment of any amount under Sections 3.c(iv), 3.c(vi), 3.c(vii), 3.c(viii), 3.d(iv), 3.d(vi), 3.d(vii), 3.d(viii), 3.e(iv), 3.e(vi), 3.e(vii) and 3.e(viii) hereof (after any reduction under Section 4) is expressly conditioned on Executive's execution and delivery (and non-revocation) of the Release. In the event Employee fails or refuses to execute, or revokes, the Release, the amount payable to Employee under Section 3 shall be reduced (after any reduction under Section 4) by the amount that would have been paid under Sections 3.c(iv), 3.c(vi), 3.c(vii), 3.c(viii), 3.d(iv), 3.d(vi), 3.d(vii), 3.d(viii), 3.e(iv), 3.e(vi), 3.e(vii) and 3.e(viii), hereof had the Release been executed, delivered and not revoked.

             e.     Company's Remedies.  In the event of a breach or threatened breach by Executive of the provisions of Sections 5.a, 5.b, 5.c or 5.f hereof, Executive agrees that the Company will be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith) and that any additional payments or benefits due to Executive or his dependents under Section 3 hereof shall be canceled and forfeited. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, including the recovery of damages from Executive.

             f.     Inventions; Assignment.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company's business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate while employed by the Company, either alone or with others and during work hours or by the use of the facilities of the Company ("Inventions"), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

             g.     Company.  For purposes of this Section 5, "Company" shall include Mississippi Chemical Corporation and all its subsidiaries and affiliates.

     6.     Withholding. Notwithstanding anything to the contrary herein, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes, and any other required amounts, from any payments due to Executive hereunder.

     7.     Costs of Proceedings. The Company will pay monthly all costs and expenses up to a total under this Agreement of One Hundred Twenty-Five Thousand Dollars ($125,000), including reasonable attorneys' fees and disbursements, of Executive in connection with any legal proceeding related to this Agreement, whether instituted by the Company or Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if Executive instituted the proceeding and the judge, or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, Executive will pay all costs and expenses, including attorneys' fees and disbursements, of Executive and will reimburse Company for any costs and expenses paid by Company for Executive.

     8.     Successors. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company or of the subsidiary, division, operating company or other affiliated entity that employs Executive, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 8 shall continue to apply to each successive employer of Executive hereunder in the event of any merger, consolidation or transfer of assets of a successor employer. Executive may not assign his rights and obligations under this Agreement.

     9.     Indemnification; Liability Insurance. Executive shall, after the Termination Date, retain all rights to indemnification under applicable law, under the terms of any other written plan or agreement, or under the Company's Articles of Incorporation or Bylaws, as they may be amended or restated from time to time. In addition, the Company shall maintain continuing liability coverage (tail coverage) for Executive with respect to acts or failures to act prior to the Termination Date, of the type and at the level in effect immediately prior to the Termination Date for a one (1) year period following the Termination Date or until expiration of applicable limitations periods, if later.

     10.     Delegation. The Chief Executive Officer, in his discretion, may delegate to one or more Executive officers of the Company all or a portion of the power and authority granted to him or the Company hereunder. Such delegation will be effective whether made orally or in writing.

     11.     Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi (without reference to the principles of conflict of laws of Mississippi or any other jurisdiction), and the laws of United States where applicable.

     12.     Mitigation Not Required. As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

     13.     Assistance with Litigation. For a period of two (2) years after Executive has received his final benefit under this Agreement, Executive will furnish such information and assistance as may be reasonably necessary in connection with any litigation in which the Company is then or may become involved.

     14.     Survival. Notwithstanding anything herein to the contrary, to the extent applicable, the obligations of the Company under Sections 3 and 9, and the obligations of Executive under Sections 5 and 13, shall remain operative and in full force and effect regardless of the expiration or termination of this Agreement.

     15.     Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, or (b) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

               If to Executive:          Charles O. Dunn
                                               326 Glenway Drive
                                               Jackson, MS 39216-4105

              If to the Company:      Mississippi Chemical Corporation
                                               P.O. Box 388
                                               3622 Highway 49 East
                                               Yazoo City, MS 39194
                                               Attention: Corporate Secretary

or to such other addresses as either party may designate by notice to the other party.

     16.     Entire Agreement. This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all other prior agreements concerning Executive's employment by the Company, the termination of Executive's employment by the Company and the effect of a Change of Control on the relationship between the Company and Executive, including that certain Severance Agreement between Executive and the Company cited above. However, this Agreement does not supersede any other confidentiality or secrecy agreement(s) binding Executive regarding the confidentiality of information of the Company or as to which the Company has an obligation of secrecy for the benefit of another party. This Agreement may be changed only by a written agreement executed by the Company and Executive.

     THIS AGREEMENT may be executed in multiple counterparts, each of which shall be deemed an original and each to be effective as of the Effective Date.

MISSISSIPPI CHEMICAL CORPORATION             EXECUTIVE

By:     /s/ John Sharp Howie                                   By:     /s/ Charles O. Dunn
     John Sharp Howie                                                   Charles O. Dunn
     Vice Chairman of the Board of Directors and             President and Chief Executive Officer
     Chairman of the Compensation Committee

Date:     September 27, 2002                                 Date:      September 27, 2002

Schedule A

CERTAIN DEFINITIONS

     As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

     1.     "Board" means the Board of Directors of Mississippi Chemical Corporation.

     2.     "Cause" shall mean:

          a.     the willful and continued failure of Executive to perform substantially Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer or the Board, which demand specifically identifies the manner in which the Chief Executive Officer or the Board believes that Executive has not substantially performed Executive's duties,

          b.     the willful engaging by Executive in illegal conduct, gross misconduct, fraud, embezzlement, misappropriation, breach of fiduciary duty or other conduct that is materially and demonstrably injurious to the Company, its financial condition or business reputation;

          c.     Executive's continued material breach of this Agreement, after a written statement is delivered to Executive by the Chief Executive Officer or the Board, which statement specifically identifies the manner in which the Chief Executive Officer or the Board believes that Executive has breached this Agreement and requests cure of the breach within a reasonable time;

          d.     Executive's conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude;

          e.     the willful failure of Executive to carry out, or comply with, in any material respects, any lawful directive of the Chief Executive Officer or the Board consistent with the terms of the Agreement; or

          f.     Executive's unlawful use (including being under the influence) or possession of illegal drugs.

          For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon instruction of the Chief Executive Officer or the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

          The termination of employment of Executive following a Change of Control shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good-faith opinion of the Board, Executive is guilty of the conduct described in subparagraph a, b, c, d, e or f above and specifying the particulars thereof in detail.

     3.     "Change of Control" shall mean the first to occur of any of the following dates:

             a.     (i)     any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the holders of the Company's common stock immediately prior to the consolidation or merger own at least sixty percent (60%) of the outstanding voting securities of the surviving corporation immediately after the consolidation or merger;

                   (ii)     any sale, or other transfer of all, or substantially all, of the assets of the Company, other than any sale, lease, or other transfer to any corporation when the Company or the holders of the Company's common stock immediately prior to such, lease or other transfer, directly or indirectly owns at least eighty percent (80%) of the outstanding voting securities of the corporation after the transfer;

                   (iii)     a vote by the Company's Board of Directors to approve any plan or proposal for the liquidation or dissolution of the Company; or

                   (iv)     any sale or other transfer of all, or substantially all, of the business or assets of, or of the stock or other ownership interest in, Executive's employer, other than any sale, lease, or other transfer to any corporation when the Company or the holders of the Company's common stock immediately prior to such, lease or other transfer, directly or indirectly owns at least eighty percent (80%) of the outstanding voting securities of the corporation after the transfer.

              b.     the date any person (as such term as used in Section 13(d) of the Securities Exchange Act of 1934, hereinafter the "1934 Act"), other than one or more trusts established by the Company for the benefit of Executives of the Company or its subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of twenty-five percent (25%) or more of the Company's outstanding common stock; or

              c.     the date, during any period of twenty-four (24) consecutive months, on which individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director comprising the majority was approved by a vote of at least a majority of the Continuing Directors in office on the date of such election or nomination for election of the new director. For purposes hereof, a "Continuing Director" shall mean:

                   (i)     any member of the Board of Directors at the close of business on August 1, 2002;

                   (ii)     any member of the Board who succeeds any Continuing Director described in subparagraph (i) above if such successor was elected or nominated for election by the Company's stockholders or by a majority of the Continuing Directors then still in office, unless election or nomination for election of such successor by the Board of Directors resulted in whole or in part from an actual or threatened proxy contest; or

                   (iii)     any director elected or nominated for election by the Company's stockholders to fill any vacancy or newly created directorship on the Board of Directors of the Company or by a majority of the Continuing Directors then still in office, unless election or nomination for election of such successor by the Board of Directors resulted in whole or in part from an actual or threatened proxy contest.

          Notwithstanding the foregoing, if Executive's employment by the Company is terminated prior to a Change of Control at the request of any party acquiring control of the Company or in contemplation of a Change of Control, Executive's Termination Date shall be deemed to have occurred immediately following the Change of Control, and the Executive shall be entitled to the benefits provided herein.

     4.     "Disabled" shall, with respect to Executive, mean that he is both unable to perform the essential functions of his position, with or without reasonable accommodation, and entitled to long-term disability benefits under the Company's long term disability plan and/or Social Security disability benefits.

     5.     "Effective Date" with respect to this Agreement shall mean August 1, 2002.

     6.     "Employment Term" shall mean that period beginning on the Effective Date and ending on July 31, 2004, as such date may be extended hereunder or changed in any renewal or amendment hereof or, if earlier, the date of Executive's death or the date he becomes Disabled.

     7.     "First Year" shall mean the first year of the Employment Term beginning August 1, 2002 and ending July 31, 2003.

     8.     "Good Reason" shall mean any of the following actions, without Executive's express prior written approval, other than due to Executive's permanent disability:

             a.     any material diminution in Executive's titles, duties, responsibilities or status from the positions, duties, responsibilities or status existing on the Effective Date hereof;

             b.     the failure of the Company to pay Executive any compensation when due;

             c.     any reduction of Executive's Base Salary or Target Bonus;

             d.     any material reduction in Executive's Executive or fringe benefits; or

             e.     the change of Executive's principal place of employment, following a Change of Control, to a location more than fifty (50) miles from Executive's principal place of employment on the date of the Change of Control.

     9.     "Release" shall mean a release that Executive has executed and delivered to the Company similar to the form of Schedule B, attached hereto and incorporated herein, and acceptable to the Company.

     10.     "Second Year" shall mean the second year of the Employment Term beginning August 1, 2003 and ending July 31, 2004.

     11.     "Target Bonus" shall mean the amount, if any, designated as a "target bonus" with respect to Executive by the Compensation Committee of the Company's Board of Directors pursuant to the terms of any bonus, profit-sharing or other plan(s), determined with respect to the year in which Executive's Termination Date occurs and prorated to reflect Executive's actual period of service during such year.

     12.     "Termination Date" shall mean the last day of Executive's actual employment hereunder.

     13.     "Without Cause" shall mean a termination by the Company for any reason other than a termination based upon Cause, death or Executive's becoming Disabled.

Schedule B

COMPLETE RELEASE

     For good and valuable consideration described in Section 3 of that certain Employment Agreement between me and the Company dated as of August 1, 2002, the receipt and sufficiency of which is hereby acknowledged, I do hereby irrevocably and unconditionally release, acquit and forever discharge Mississippi Chemical Corporation (the "Company") and each of its past, present or future owners, partners, stockholders, predecessors, successors, assigns, agents, directors, officers, executives, representatives, attorneys, parent companies, holding companies, divisions, subsidiaries, affiliates, employee benefit plans, related entities (and agents, directors, officers, executives, representatives, fiduciaries and attorneys of such parent companies, holding companies, divisions, subsidiaries, affiliates, employee benefit plans and related entities), and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, I have, might have or might claim to have against the Releasees or any of them. This Complete Release includes, but is not limited to, a release of any rights arising out of alleged violations of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, including any claim for negligence or gross negligence on the part of any of the Releasees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. §1981, the Americans With Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, or the Occupational Safety and Medical Act. Provided, however, that this Complete Release does not waive or release: (1) any rights or claims that I may have under the Age Discrimination in Employment Act which may arise after the date I sign this Agreement; (2) me or the Company from our respective obligations under that certain Employment Agreement between me and the Company dated as of August 1, 2002, pursuant to which this Complete Release is being executed and delivered; (3) any rights to indemnification that I may have under applicable corporate law, the bylaws or articles of incorporation of any of the Releasees, or any indemnification agreement, or plan or trust agreement, or as an insured under any liability insurance policy now or previously in force; (4) any rights that I may have to amounts payable under any pension or welfare benefit plans of the Company (other than severance pay plans), whether applicable to all employees or to a particular group of employees; and (5) any right to reimbursement of expenses incurred in accordance with Company policies and procedures.

     I agree never to file a lawsuit, a grievance, administrative charge, or other proceeding asserting any claims that are released above. I agree that if I break this promise, I will pay for all costs incurred by the Company, any related companies or any employees or directors of any of them, including reasonable attorneys' fees, in defending against such claim.

     I understand that the Company has provided the consideration referenced above solely to resolve any claims that may exist between the Company and me and to avoid the cost of possible lawsuits and that the Company does not admit any wrongdoing.

     I agree that this Complete Release will be binding upon me and the Company and upon our respective heirs, administrators, trustees, representatives, executors, successors and assigns.

     I agree that if any portion of this Complete Release is held to be invalid or unenforceable, the other portions shall remain valid and enforceable.

     I acknowledge and agree that I have twenty-one (21) days from [insert date] to consider this Complete Release before accepting, although I may accept and sign this Complete Release anytime during this twenty-one (21) day period. [Note: Must give 45 days and statistical data if group termination.] Upon execution, I will have seven (7) days to revoke this Complete Release by written notice to the Company at the following address: _____________________________. This Complete Release shall not become effective or enforceable, and the consideration shall not be paid, until after the expiration of this seven (7) day period without revocation by me (and then, in accordance with the terms of Section 3 of the Employment Agreement). At its option and as a prerequisite for such payments, the Company may require that I acknowledge in writing that I have not revoked this Agreement during this seven (7) day period. I acknowledge that I am advised to consult with an attorney prior to executing this Complete Release.

     I UNDERSTAND THAT I HAVE THE RIGHT TO DISCUSS ALL ASPECTS OF THIS COMPLETE RELEASE WITH A PRIVATE ATTORNEY OF MY CHOICE, AND AFFIRM THAT I HAVE AVAILED MYSELF OF THIS RIGHT TO THE FULL EXTENT, IF ANY, THAT I DESIRED. I HAVE READ THIS COMPLETE RELEASE, FULLY UNDERSTAND ALL OF ITS PROVISIONS AND AM VOLUNTARILY EXECUTING IT.

Signature

Printed Name

STATE OF MISSISSIPPI    )
                                         )     ss.
COUNTY OF YAZOO         )

     Personally appeared before me, the undersigned notary public, in and for said County and State, the within named _________________________________, who acknowledged that (s)he signed and delivered the above and foregoing instrument on the day and date therein mentioned.

     GIVEN under my hand and official seal this ___ day of ___________, 200_.

Notary Public

My commission expires:

Printed or Stamped Name of Notary